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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                             Effective March 1, 2002

                            This Agreement is Between

                     MONY LIFE INSURANCE COMPANY OF AMERICA

                                       And

                           MONY LIFE INSURANCE COMPANY

                               ("Ceding Company")

                                  1740 Broadway
                               New York, NY 10019

                                       And

                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                  ("Reinsurer")

                              Security Life Center
                                  1290 Broadway
                           Denver, Colorado 80203-5699

                        Reinsurer Agreement No. 0281-2936

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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                            This Agreement is between

     MONY LIFE INSURANCE COMPANY OF AMERICA and MONY LIFE INSURANCE COMPANY
                        1740 Broadway, New York, NY 10019

                                       And

                   SECURITY LIFE OF DENVER INSURANCE COMPANY,
        Security Life Center, 1290 Broadway, Denver, Colorado 80203-5699.

The Reinsurer agrees to reinsure certain portions of the Ceding Company's contract risks as described in the terms and conditions of this Agreement.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by both parties.

In witness of the above, the Ceding Company and the Reinsurer have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of March 1, 2002.

MONY LIFE INSURANCE COMPANY OF              SECURITY LIFE OF DENVER INSURANCE
AMERICA                                     COMPANY

By:    /s/ Pamela J. Duffy                  By:    /s/ [ILLEGIBLE]
       ----------------------                      --------------------
Title: asst VP                              Title: EXECUTIVE DIRECTOR
       ----------------------                      --------------------
Date:  11/12/02                             Date:  Nov 4, 2002
       ----------------------                      --------------------

By:    /s/ David S. Waldman                 By:    /s/ [to come in]
       ----------------------                      --------------------
Title: Secretary                            Title: [to come in]
       ----------------------                      --------------------
Date:  11/12/02                             Date:  [to come in]
       ----------------------                      --------------------

MONY LIFE INSURANCE COMPANY

By:    /s/ Pamela J. Duffy
       ----------------------
Title: VP
       ----------------------
Date:  11/12/02
       ----------------------

By:    /s/ David S. Waldman
       ----------------------
Title: Assistant Secretary
       ----------------------
Date:  11/12/02
       ----------------------

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                 AUTOMATIC AND FACULTATIVE REINSURANCE AGREEMENT

                                Table of Contents

1.    PARTIES TO AGREEMENT.............................................. 5

2.    REINSURANCE BASIS................................................. 5

3.    AUTOMATIC REINSURANCE TERMS....................................... 5
      a.    UNDERWRITING................................................ 5
      b.    RETENTION................................................... 6
      c.    REINSURERS' AUTOMATIC ACCEPTANCE LIMITS..................... 6
      d.    AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.................... 6
      e.    RESIDENCE................................................... 6
      f.    MINIMUM CESSION............................................. 6
      g.    FACULTATIVE QUOTES.......................................... 6
      h.    LOCATION LIMIT.............................................. 6

4.    AUTOMATIC REINSURANCE NOTICE PROCEDURE............................ 6

5.    FACULTATIVE REINSURANCE........................................... 6

6.    COMMENCEMENT OF REINSURANCE COVERAGE.............................. 7
      a.    AUTOMATIC REINSURANCE....................................... 7
      b.    FACULTATIVE REINSURANCE..................................... 7
      c.    PRE-ISSUE COVERAGE.......................................... 8

7.    BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES......... 8
      a.    LIFE REINSURANCE............................................ 8
      b.    SUPPLEMENTAL BENEFITS....................................... 8
      c.    TABLE RATED SUBSTANDARD PREMIUMS............................ 9
      d.    FLAT EXTRA PREMIUMS......................................... 9
      e.    PREMIUM ADJUSTMENTS......................................... 9

8.    CASH VALUES OR LOANS.............................................. 9

9.    PAYMENT OF REINSURANCE PREMIUMS................................... 9
      a.    PREMIUM DUE................................................. 9
      b.    FAILURE TO PAY PREMIUMS..................................... 9
      c.    OVERPAYMENT OF REINSURANCE PREMIUM..........................10
      d.    UNDERPAYMENT OF REINSURANCE PREMIUM.........................10
      e.    RETURN OF REINSURANCE PREMIUM...............................10
      f.    PREMIUM CORRECTION AT TERMINATION...........................10

10.   PREMIUM TAX REIMBURSEMENT.........................................11

11.   DAC TAX AGREEMENT.................................................11

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12.   REPORTS...........................................................11

13.   RESERVES FOR REINSURANCE..........................................12

14.   DEATH CLAIMS......................................................12
      a.    NOTICE OF DEATH.............................................12
      b.    PROOFS......................................................12
      c.    DEATH CLAIMS PAYABLE........................................12
      d.    AMOUNT AND PAYMENT OF DEATH CLAIMS..........................12
      e.    CONTESTED CLAIMS............................................13
      f.    CLAIM EXPENSES..............................................13
      g.    EXTRACONTRACTUAL DAMAGES....................................13

15.   POLICY CHANGES....................................................14
      a.    NOTICE......................................................14
      b.    INCREASES...................................................14
      c.    REDUCTION OR TERMINATION....................................14
      d.    EXCHANGES AND REPLACEMENTS..................................14
      e.    NON-FORFEITURE BENEFITS.....................................15

16.   POLICYHOLDER REINSTATEMENTS.......................................15
      a.    AUTOMATIC REINSTATEMENT.....................................15
      b.    FACULTATIVE REINSTATEMENT...................................15
      c.    PREMIUM ADJUSTMENT..........................................16
      d.    REINSTATEMENT FOLLOWING REINSURANCE OF NON-FORFEITURE
            BENEFITS....................................................16

17.   INCREASE IN RETENTION AND RECAPTURE...............................16
      a.    NEW BUSINESS................................................16
      b.    RECAPTURE...................................................16

18.   ERRORS AND OMISSIONS..............................................17

19.   INSOLVENCY........................................................17

20.   ARBITRATION.......................................................18
      a.    GENERAL.....................................................18
      b.    NOTICE......................................................19
      c.    PROCEDURE...................................................19
      d.    COSTS.......................................................19
      e.    OFFSET......................................................20

21.   GOOD FAITH; FINANCIAL SOLVENCY....................................20

22.   TREATMENT OF CONFIDENTIAL INFORMATION.............................20

23.   TERM OF THIS AGREEMENT............................................21

                                        2

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24.   MEDICAL INFORMATION BUREAU........................................21

25.   SEVERABILITY......................................................21

                                        3

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SCHEDULE A - COVERAGE AND LIMITS

1.    Plans Reinsured
2.    Automatic Portion Reinsured
3.    Maximum Dollar Retention Limits
4.    Reinsurers' Automatic Acceptance Limits
5.    Automatic In Force and Applied for Limits
6.    Stacking Limit
7.    Premium Due
8.    Recapture Period
9.    Net Amount at Risk
10.   Special COLI Reporting Information
11.   Location Limit

SCHEDULE B - AUTOMATIC REINSURANCE PREMIUMS

1.    Life Insurance
2.    Age Basis

SCHEDULE C - REPORTING INFORMATION

Information on Risks Reinsured
Policy Exhibit Summary
Reserve Credit Summary
Accounting Summary

SCHEDULE D - FACULTATIVE FORMS

APPLICATION FOR REINSURANCE

EXHIBIT 1 Underwriting Guidelines
EXHIBIT 2 Rates

                                        4

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                       AUTOMATIC AND FACULTATIVE AGREEMENT

1.      PARTIES TO AGREEMENT.
        This Agreement is solely between Reinsurer and Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company and the Reinsurer will not disclose the other's name to these third parties with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior approval for the use of its name.

        Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information ("Customer/Claimant Information") provided by the Ceding Company to the Reinsurer, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer's retrocessionaires and the Reinsurer's affiliates.

2.      REINSURANCE BASIS.
        This Agreement, including the attached Schedules and Exhibits, states the terms and conditions of automatic and facultative reinsurance that is on a Yearly Renewable Term basis. This Agreement is applicable only to reinsurance of policies directly written by the Ceding Company. Any policies acquired through merger of another company, reinsurance, or purchase of another company's policies are not included under the terms of this Agreement.

3.      AUTOMATIC REINSURANCE TERMS.
        The Ceding Company shall cede and the Reinsurer agrees to automatically accept contractual risks on the life insurance plans and supplemental benefits shown in Schedule A, subject to the following requirements:

        a.      UNDERWRITING.
                For fully underwritten policies, guaranteed issue plans and simplified issue plans automatic reinsurance applies only to insurance applications underwritten by the Ceding Company according to its underwriting guidelines shown in Exhibit 1 of the Agreement.

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        b.      RETENTION.
                The Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each life equal to its quota share percentage or Maximum Dollar Retention Limits, whichever is less, as shown in Schedule A. If the Ceding Company's Maximum Dollar Retention Limit is zero, automatic reinsurance is not available.

        c.      REINSURERS' AUTOMATIC ACCEPTANCE LIMITS.
                On any one life, the amount automatically reinsured, including any increases, under all agreements with all reinsurers must not exceed the Reinsurers' Automatic Acceptance Limits shown in of Schedule A.

        d.      AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.
                For fully underwritten policies, the total amount of life insurance in force and applied for with all companies, of which the Ceding Company is aware, must not exceed the In Force and Applied For Limit shown in Schedule A.

        e.      RESIDENCE.
                Each insured must be a resident of the United States or Canada at the time of issue.

        f.      MINIMUM CESSION.
                The minimum amount of reinsurance per cession that the Reinsurer will accept is $10,000 and reinsurance will be terminated when the amount reinsured is less than $10,000.

        g.      FACULTATIVE QUOTES.
                The risk must not have been previously submitted on a facultative basis to the Reinsurer or any other reinsurer.

        h.      LOCATION LIMIT.
                On any one case reinsured with the Reinsurer, the amount automatically reinsured must not exceed the Location Limit shown in Section 7 of Schedule A.

4.      AUTOMATIC REINSURANCE NOTICE PROCEDURE.
        After the policy has been paid for and delivered, the Ceding Company will submit all relevant individual policy information, as defined in Schedule C, in its next statement to the Reinsurer.

5.      FACULTATIVE REINSURANCE.
        The Ceding Company may apply for facultative reinsurance with the Reinsurer on a case or a policy risk if the automatic reinsurance terms are not met or if the terms for automatic reinsurance are met and it prefers to apply for facultative reinsurance.

        For fully underwritten polcies, if the Ceding Company submits a risk to the Reinsurer on a facultative basis, copies of the complete underwriting file and all other information the Ceding Company may have pertaining to the insurability of the risk shall be sent to the

        Reinsurer along with the a form substantially similar to the Reinsurer's "Application for Reinsurance" form, as shown in Schedule D.

        For guaranteed issue and simplified issue cases, the Ceding Company shall submit all cases to the Reinsurer that do not meet the automatic reinsurance parameters. After receipt of the Ceding Company's application, the Reinsurer will promptly examine the materials and notify the Ceding Company of:

                a. the terms and conditions of the facultative offer made by the Reinsurer; or

                b.  that an offer will not be made.

        The Reinsurer will promptly examine the materials and notify the Ceding Company of:

                a. the terms and conditions of the facultative offer made by the Reinsurer; or
                b.  that an offer will not be made.

        For all facultative offers, the Reinsurer's offer expires 120 days after the offer is made, unless the written offer specifically states otherwise. If the Ceding Company accepts the Reinsurer's offer, then the Ceding Company will note its acceptance in its underwriting file and notify the Reinsurer on the next monthly premium report as described in
        Article 12. If the Ceding Company does not accept the Reinsurer's offer or the business is not placed, then the Ceding Company will notify the Reinsurer in writing, as soon as possible. Automatic reinsurance rates can be used for facultative business, unless Reinsurer's offer specifies otherwise.

6.      COMMENCEMENT OF REINSURANCE COVERAGE.
        Commencement of the Reinsurer's reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

        a.      AUTOMATIC REINSURANCE.
                The Reinsurer's reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with the Ceding Company's contractual liability for the policy reinsured.

        b.      FACULTATIVE REINSURANCE.
                The Reinsurer's reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when:

                i.      The Ceding Company accepts the Reinsurer's offer; and

                ii.     The policy has been issued.

        c.      PRE-ISSUE COVERAGE.

                Automatic
                The Reinsurer will not be liable for benefits paid under the Ceding Company's insurance binder agreement unless all the conditions for automatic reinsurance coverage under Section 3 of this Agreement are met. Reduced binding authority shall be granted to the Ceding Company on insurable lives during the Enrollment and Underwriting period of a plan (90 days from the binder start date), with said authority limited to the lesser of the actual face amount on each life or $1,000,000, split between the Ceding Company and the Reinsurer on a 50/50 first dollar quota share basis. Those lives so covered must satisfy the Ceding Company's actively-at-work criteria for a period of 90 days preceding the binder start date.

                Facultative
                For facultative reinsurance, the Reinsurer shall not be liable for benefits paid by the Ceding Company under the insurance binder agreement unless the Ceding Company submits the case to the Reinsurer, the Reinsurer provides a facultative offer and the Ceding Company accepts the facultative offer.

                For fully underwritten policies submitted to the Reinsurer on a facultative basis, the Reinsurer shall not be liable for benefits paid by the Ceding Company under an insurance binder agreement.

                The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is in force, no reinsurance benefits are payable under this pre-issue coverage provision.

                In the event that the Ceding Company's rules with respect to cash handling and the issuance of binder insurance are not followed, the Reinsurer will participate in the liability if the conditions for automatic reinsurance are met and the Ceding Company does not knowingly allow such rules to be violated or condone such a practice. Such liability shall be limited to the lesser of i or ii above. As in all cases, the provisions of
                Section 14 apply to such a claim.

7.      BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES.

        a.      LIFE REINSURANCE.
                The amount reinsured on a policy is the policy's net amount at risk less the Ceding Company's retention available on the policy. The quota share retention on each life is shown in Schedule A. The net amount at risk calculation is shown in Schedule A. The reinsurance premiums per $1000 are shown in Schedule B.

        b.      SUPPLEMENTAL BENEFITS.
                Supplemental benefits are not reinsured under this Agreement.

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        c.      TABLE RATED SUBSTANDARD PREMIUMS
                If the Ceding Company's policy is issued with a table rated substandard premium, the reinsurance premiums shown in Schedule B will apply.

        d.      FLAT EXTRA PREMIUMS.
                If the Ceding Company's policy is issued with a flat extra premium, the reinsurance premiums shown in Schedule B will apply.

        e.      PREMIUM ADJUSTMENTS.
                The reinsurance premium rates are not guaranteed. The Reinsurer reserves the right to change the rates at any time, subject to a maximum premium. The maximum reinsurance premiums are equal to the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates for each year of issue. If the Reinsurer changes the rates, it will give the Ceding Company 90 days' prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

8.      CASH VALUES OR LOANS.
        This Agreement does not provide reinsurance for cash surrender values. In addition, the Reinsurer will not participate in policy loans or other forms of indebtedness on reinsured business.

9.      PAYMENT OF REINSURANCE PREMIUMS

        a.      PREMIUM DUE.
                The reinsurance premiums for each reinsurance cession are due, as shown in Schedule A. All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

        b.      FAILURE TO PAY PREMIUMS.
                If the reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in
                Section 18, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days' prior written notice. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated reinsurance premiums to the termination date. The Ceding Company agrees that it will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

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                The reinsurance coverage may be reinstated at the option of the
                Reinsurer upon receipt of all the overdue premiums. However, the Reinsurer shall not have liability for claims that occur during the termination period. The Reinsurer reserves the right to review all terminated reinsurance cessions prior to offering reinstatement.

        c.      OVERPAYMENT OF REINSURANCE PREMIUM.
                If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

        d.      UNDERPAYMENT OF REINSURANCE PREMIUM.
                If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Section 18, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Section 9.b., above.

        e.      RETURN OF REINSURANCE PREMIUM.
                If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than pay the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest. This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.

                If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

        f.      PREMIUM CORRECTION AT TERMINATION.
                Upon death, surrenders and other terminations, reinsurance premiums will be corrected if the Net Amount at Risk has changed from the prior anniversary. The premium correction will equal the Reinsurer's proportionate share of the Net Amount at Risk at death, surrender, or other termination less the Reinsurer's proportionate share of the Net Amount at Risk as of the last anniversary date multiplied by the reinsurance premium rate, prorated for the year.

                Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

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10.     PREMIUM TAX REIMBURSEMENT.
        The Reinsurer will not reimburse premium taxes.

11.     DAC TAX AGREEMENT.

        The Ceding Company and the Reinsurer herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) whereby:

        a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to general deductions limitation of
                Section 848 (c) (1);

        b. The Ceding Company and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

        c. The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

        d. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year;

        e. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each party will report such amount in their respective tax returns for the previous calendar year.

        Both Parties represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.     REPORTS.
        The administering party is the Ceding Company. The reporting period is monthly. For each reporting period, the Ceding Company will submit a statement to the Reinsurer with information that is substantially similar to the information displayed in Schedule C. The statement will include information on the risks reinsured with the Reinsurer, premiums owed, policy exhibit activity, and an accounting summary. The Ceding Company agrees to identify COLI and BOLI policies from any other policies reported and provide the Reinsurer with separate reports or identifiers for the COLI and BOLI policies. Within fifteen days after the end of each calendar quarter, the Ceding Company will submit a reserve credit summary similar to that shown in Schedule C.

        The Ceding Company also agrees to provide the Reinsurer with Special COLI and BOLI Reporting Information as contained in Section 9 of Schedule A.

13.     RESERVES FOR REINSURANCE.

        Reserves for this YRT Agreement shall be based on 1/2c[BASE OF x], using the minimum valuation mortality table and maximum valuation interest rate. The statutory reserve basis for the reinsurance will be shown on the reserve credit summary provided each quarter.

14.     DEATH CLAIMS.

        a.      NOTICE OF DEATH.
                The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim (or premium waiver disability claim) arising from a death of an insured under a policy reinsured.

        b.      PROOFS.
                The Ceding Company will promptly provide the Reinsurer with proper death (or disability) claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death claim, and an itemized statement of the death claim benefits paid by the Ceding Company under the policy.

        c.      DEATH CLAIMS PAYABLE.
                Death claims are payable only as a result of the actual death (or for waiver of premium due to disability) of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the issuing company's in force policy. No acceleration or estimation of death claims on living individuals is permitted, due, owing or payable, nor will they form the basis of any claim against the Reinsurer whatsoever.

        d.      AMOUNT AND PAYMENT OF DEATH CLAIMS.
                After the Reinsurer receives proper death claim notice, proofs of the death (or disability) claim, and proof of payment of the death claim by the Ceding Company, the Reinsurer will promptly pay the reinsurance benefits due and owing to the Ceding Company. The Ceding Company's contractual liability for death (and disability) claims is binding on the Reinsurer. The maximum death benefit payable to the

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                Ceding Company under each reinsured policy is the Reinsurer's quota share percentage of the Net Amount at Risk on the date of death. The total reinsurance in all companies on a policy shall not exceed the Ceding Company's total contractual liability on the policy, less its retention used on the policy. The excess, if any, of the total reinsurance in all companies plus the Ceding Company's retention used on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

        e.      CONTESTED CLAIMS.
                The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. If the Ceding Company's contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer's net liability bears to the sum of the net liability of all reinsurers on the insured's date of death. If the Reinsurer should decline to participate in the contest, compromise or litigation, the Reinsurer will then release all of its liability by paying the Ceding Company its full share of reinsurance and not sharing in any subsequent reduction in liability.

        f.      CLAIM EXPENSES.
                The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. However, claim expenses do not include routine claim and administration expenses, including the Ceding Company's home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

        g.      EXTRACONTRACTUAL DAMAGES.
                The Reinsurer shall not be liable for any extracontractual damages, including, but not limited to, punitive, exemplary, compensatory and consequential damages, assessed against the Ceding Company.

                However, for claim denials and rescissions, the Reinsurer will reimburse the Ceding Company for the Ceding Company's extracontractual damages that result from the Reinsurer's actions that directly and proximately cause such extracontractual damages. Any such reimbursement will be in proportion to the Reinsurer's direct and proximate participation in the actions that lead to the extracontractual damages.

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15.     POLICY CHANGES.

        a.      NOTICE.
                If a reinsured policy is changed, a corresponding change will be made in the reinsurance for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company's next accounting statement.
        b.      INCREASES.
                If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be administered the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, or due to the product's financial performance, then the increase will be automatically accepted by the Reinsurer, but the total amount of reinsurance is not to exceed either the Reinsurers' Automatic Acceptance Limits shown in Section 4 of Schedule A for automatic policies, or the ultimate amount shown in the Reinsurer's facultative offer for policies ceded on a facultative basis. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

        c.      REDUCTION OR TERMINATION.
                If life insurance on a reinsured policy is reduced, then reinsurance will be reduced proportionately so that the portion reinsured, as outlined in Schedule A, remains the same. If life insurance on a reinsured policy is terminated, then reinsurance will cease on the date of such termination.

                Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place.

        d.      EXCHANGES AND REPLACEMENTS.
                For purposes of this Agreement, an exchange or replacement is a new policy replacing an existing policy of the same type, where the new policy lacks at least one of the following characteristics: new business underwriting, full first year commissions, new suicide period, or new contestable period. New policies resulting from exchanges or replacements in the insurance reinsured hereunder will continue to be ceded to the Reinsurer under this Agreement, in an amount not to exceed the original amount reinsured hereunder.

                Reinsurance rates for exchanges or replacements will be those in effect at issuance of the original policy and will be point in scale (based on the original issue age, duration, and original underwriting class since issuance of the original policy). The recapture period applicable to the original policy shall govern the new policy and duration shall be measured from the effective date of the original policy.

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

                If an exchange or replacement results in an increase in risk amount, the increase will be underwritten by the Ceding Company as new business and will be eligible for reinsurance coverage under this Agreement as new business.

                When an exchange or replacement is fully underwritten with new suicide and contestable periods and full first year commissions, the resulting policy will be administered the same as the issuance of a new policy.

        e.      NON-FORFEITURE BENEFITS.
                1)      EXTENDED TERM.
                If the original policy lapses and extended term insurance is elected under the terms of the policy, the Ceding Company will notify the Reinsurer of the new amount of reinsurance. The reinsurance rates will remain the same as the rates used for the original policy and will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

                2)      REDUCED PAID UP.
                If the original policy lapses and reduced paid up insurance is elected under the terms of the policy, the amount reinsured will be reduced and the Ceding Company will notify the Reinsurer of the new amount of reinsurance. If reinsurance is on an excess basis, reinsurance will be reduced by the full amount of the reduction. If the amount of the reduction exceeds the risk amount reinsured, the reinsurance on the policy will be terminated. If reinsurance is on a first dollar quota share basis, the amount reinsured and the amount retained by the Ceding Company will be reduced based upon their respective quota share percentages. The reinsurance rates will remain the same as the rates used for the original policy and will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

16.     POLICYHOLDER REINSTATEMENTS.

        a.      AUTOMATIC REINSTATEMENT.
                If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance, the Reinsurer's reinsurance for that policy will be reinstated.

        b.      FACULTATIVE REINSTATEMENT.
                If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, and the Ceding Company requires underwriting approval prior to reinstatement, then the Ceding Company will resubmit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

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

        c.      PREMIUM ADJUSTMENT.
                The reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged its policy owner for the reinstatement.

        d. REINSTATEMENT FOLLOWING REINSURANCE OF NON-FORFEITURE BENEFITS. If the Ceding Company has been requested to reinstate a policy that was reinsured while on extended term or reduced paid-up then the reinsurance for the extended term or reduced paid up option will terminate and the original policy will be reinstated using either the automatic or facultative reinstatement procedures set forth above, in accordance with the reinsurance method used for the original policy. If the reinstatement results in an increase in the Reinsured Net Amount at Risk greater than that attained at the time of the non-forfeiture activity, the terms of Article 15.b will govern the increase.

17.     INCREASE IN RETENTION AND RECAPTURE

        a.      NEW BUSINESS.
                If the Ceding Company increases its Maximum Dollar Retention Limits, then it may, at its option and with 90 days written notice to the Reinsurer, increase its Maximum Dollar Retention Limits shown in Schedule A for policies issued after the effective date of the Maximum Dollar Retention Limit increase.

                The Ceding Company may change its quota share percentage for new issues with 90 days written notice. Such change will apply for all new business after the 90 day notice period has expired. For in force policies, the Ceding Company shall not change its quota share percentage.

        b.      RECAPTURE.
                If the Ceding Company increases its Maximum Dollar Retention Limits, then it may also increase its Quota Share Percentage, set forth in Schedule A. Subsequent to both increases, Ceding Company may then, with 90 days' written notice to the Reinsurer, reduce or recapture the reinsurance in force subject to the following requirements:

                i. An in-force cession is not eligible for recapture until it has been reinsured for the minimum number of years shown in Schedule A. The effective date of the reduction in reinsurance shall be the later of the first policy anniversary following the expiration of the 90-day notice period to recapture and the policy anniversary date when the required minimum of years is attained, or as otherwise agreed between the parties.

                ii. On all policies eligible for recapture, reinsurance will be reduced by the amount necessary to increase the total insurance retained up to the new Quota Share Percentage.

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

                iii. If more than one policy per life is eligible for recapture, then the eligible policies may be recaptured beginning with the policy with the earliest issue date and continuing in chronological order according to the remaining policies' issue dates.

                iv. Recapture will not be allowed on any policy for which the Ceding Company did not keep its Maximum Dollar Retention Limit or the full Quota Share Percentage as stated in Schedule A, whichever is less.

                v. If any policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in the Reinsurer's reinsurance on that policy will be in proportion to the total amount of reinsurance on the life with all reinsurers.

                vi. Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer. The Reinsurer maintains the discretion to determine when anti-selection has occurred.

18.     ERRORS AND OMISSIONS.
        Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

        This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

19.     INSOLVENCY.

        a. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:
                i. As the result of a liquidation or similar proceeding, applies for or consents to the appointment of a receiver, trustee, or liquidator of its properties or assets; or

                ii.     Is adjudicated as bankrupt or insolvent; or

                iii. Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or applies any bankruptcy, dissolution, liquidation, or similar law or statute; or

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

                iv. Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

        b.      REINSURER INSOLVENCY
                Upon the event of insolvency of Reinsurer, Reinsurer will be bound by any legal directions imposed by its liquidator, receiver or statutory successor. However, if not in conflict with such legal directions, Ceding Company shall have the right to cancel this Agreement as respects occurrences taking place on or after the date Reinsurer first evidences insolvency, by giving to Reinsurer (or its liquidator, receiver or statutory successor) written notice stating that such recapture is thereby effected. If Ceding Company chooses this recapture option, upon the effective date of recapture and again six months following the recapture, the Reinsurer will calculate a terminal accounting that will include a refund of unearned premiums and unpaid claims. The Reinsurer will not pay to the Ceding Company any amount representing the reserve on the business. Payment of amounts specified in the terminal accounting will be the Reinsurer's full and final payment to the Ceding Company.

        c.      CEDING COMPANY INSOLVENCY
                In the event that the Ceding Company is deemed insolvent, all reinsurance claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

20.     ARBITRATION.

        a.      GENERAL.
                Notwithstanding any other provision, all disputes and other matters in question between the parties, arising out of, or relating to this Agreement, shall be submitted exclusively to arbitration upon the written request of either party; except a party shall not be prevented from filing and prosecuting a suit in a court of competent jurisdiction solely for the purpose of obtaining equitable relief, including for example,

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

                but not limited to, injunction or enforcement of subpoenas. The disputes and matters subject to arbitration include, but are not limited to disputes upon or after termination of this Agreement, and issues respecting the existence, scope, and validity of this Agreement. The arbitrators are to seek efficiencies in time and expense. The arbitrators are not bound to comply strictly with the rules of evidence. The arbitration panel also has, for example, the authority to issue subpoenas to third parties compelling prehearing depositions, and for document production.

        b.      NOTICE.
                To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

        c.      PROCEDURE.
                Arbitration will be heard before a panel of three arbitrators. The arbitrators will be current and former executive officers of life insurance or reinsurance companies; however, these companies will not be either party nor their affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within thirty (30) days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator. In the event that either party should fail to choose an arbitrator within thirty
                (30) days after the other party has given notice of its arbitrator appointment, the party which has already appointed an arbitrator may choose an additional arbitrator, and the two shall, in turn, choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

                Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

        d.      COSTS.
                Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator.

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

                The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

                The arbitration panel may, in its discretion, award attorneys' fees, costs, expert witness fees, expenses and interest, all as it deems appropriate to the prevailing party.

        e.      OFFSET.
                All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

21.     GOOD FAITH; FINANCIAL SOLVENCY.
        This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties; their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, and the solvency of the parties.

        The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company's records relating to this Agreement. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. The Reinsurer has entered into this Agreement in reliance upon the Ceding Company's representations and warranties. The Ceding Company affirms that it has disclosed and will continue to disclose to the Reinsurer all matters material to this Agreement and each reinsurance cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Ceding Company's ownership or control.

22.     TREATMENT OF CONFIDENTIAL INFORMATION.
        Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information ("Customer/Claimant Information") provided by the Ceding Company to the Reinsurer, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer's retrocessionaires and the Reinsurer's affiliates.

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23.     TERM OF THIS AGREEMENT.
        The Ceding Company will maintain and continue the reinsurance provided in this Agreement as long as the policy to which it relates is in force. This Agreement may be terminated, without cause, for the acceptance of new reinsurance after 90 days' written notice of termination by either party to the other. The Reinsurer will continue to accept reinsurance during this 90-day period. The Reinsurer's acceptance will be subject to both the terms of this Agreement and the Ceding Company's payment of applicable reinsurance premiums. In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement, or becomes insolvent or financially impaired.

24.     MEDICAL INFORMATION BUREAU.
        The Reinsurer is required to strictly adhere to the Medical Information Bureau Rules, and the Ceding Company agrees to abide by these Rules, as amended from time to time.

25.     SEVERABILITY.
        In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

                                       21